Exhibit 99.1
SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE FIRST QUARTER 2008
COCONUT GROVE, FLORIDA, May 8, 2008 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the quarter ended March 31, 2008.
Results and Discussions
For the quarter ended March 31, 2008, consolidated net revenue totaled $36.4 million compared to $38.9 million for the same prior year period, resulting in a decrease of $2.5 million or 6%. This consolidated decrease was mainly attributable to our radio segment which had a net revenue decrease of $3.8 million or 10%, offset by an increase in our television segment net revenue of $1.3 million or 62%. Our radio segment had a decrease in net revenue primarily due to lower local and national sales. The decrease in local sales occurred primarily in our Miami, Los Angeles, New York, and Chicago markets, offset by an increase in our Puerto Rico market. The decrease in national sales occurred in our Miami, Chicago, and New York markets, offset by an increase in our Los Angeles market. Our television segment net revenue growth was primarily due to increases in subscriber revenue related to the DIRECTV affiliation agreements, local spot sales, and local integrated sales.
Operating (loss) income totaled $(2.8) million compared to $6.0 million for the same prior year period. The loss was attributable to the continuing effects of a soft economy and increases in programming and marketing investments during the quarter. Operating (loss) income before depreciation and amortization and gain on the disposal of assets, net, a non-GAAP measure, totaled $(1.4) million compared to $7.1 million for the same prior year period. The consolidated decrease was primarily attributed to the $7.9 million decrease in our radio segment’s operating income before depreciation and amortization and gain on the disposal of assets, net, and the $0.7 million increase in our television segment’s operating loss before depreciation and amortization and gain on the disposal of assets, net. Please refer to the Segment Data and Non-GAAP Financial Measures section for definitions and a reconciliation of GAAP to non-GAAP financial measures.
(Loss) income before income taxes totaled $(5.9) million compared to $3.3 million for the same prior year period.
Raúl Alarcón, Jr., Chairman and CEO, commented, “Our first quarter results reflect substantial growth momentum at MegaTV, offset by decreased revenues at our radio group due to the effects of a sluggish advertising environment. Consumer interest across our media assets has never been stronger and we are increasingly benefiting from our ability to provide a wide range of blue-chip clients with targeted advertising opportunities spanning TV, radio and online. Building on our partnership with DIRECTV, we are experiencing healthy traction among audiences in the nation’s largest Hispanic markets. We believe the growth opportunity at MegaTV is substantial as we execute our TV strategy and build awareness of our brand and differentiated content. Although the radio advertising market remains difficult primarily due to the impact of the economic downturn, we are successfully building on our loyal listener base in the nation’s top markets and continue to operate the leading Spanish-language radio outlets in the country, including the #1 Spanish-language station in America. Looking ahead, we remain focused on capitalizing on our solid content and expanded distribution platform to further build our audience and improve our financial results.”
Second Quarter 2008 Outlook
Taking into consideration the challenging advertising environment, we expect our second quarter 2008 consolidated net revenue to decrease in the mid single digit range over the comparable prior year period.

Spanish Broadcasting System, Inc.	Page 2
First Quarter 2008 Conference Call
We will host a conference call to discuss our first quarter 2008 financial results on May 8, 2008 at 1:00 p.m. ET. To access the teleconference, please dial (973) 935-2407 ten minutes prior to the start of the call and reference passcode 42812440.
A live webcast of the teleconference will be available on the investor section of our corporate Web site at www.spanishbroadcasting.com/webcasts.shtml.
A replay of the teleconference will be available via telephone through May 15, 2008. U.S. participants can access the replay by dialing (800) 642-1687 and international participants can dial (706) 645-9291. The passcode for the replay is 42812440. A webcast of the teleconference will be archived on our Web site for seven days.
About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico. The Company also owns and operates MegaTV, a television operation serving the South Florida market with national distribution through DIRECTV. SBS also produces live concerts and events throughout the U.S. and Puerto Rico. In addition, the Company operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.
(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Chief Financial Officer, Executive Vice President	Brainerd Communicators, Inc.
and Secretary	(212) 986-6667
(305) 441-6901

Spanish Broadcasting System, Inc.	Page 3
Below are the Unaudited Condensed Consolidated Statements of Operations and other information as of and for the quarter ended March 31, 2008 and 2007.

	Quarter Ended March 31,
Amounts in thousands (except per share data)	2008	2007
	(Unaudited)
Net revenue	$36,433	38,937
Station operating expenses	34,243	28,201
Corporate expenses	3,593	3,603
Depreciation and amortization	1,362	1,137
Gain on the disposal of assets, net	(3)	—

Operating (loss) income	(2,762)	5,996
Interest expense, net	(5,084)	(4,689)
Other income, net	1,928	1,960

(Loss) income before income taxes	$(5,918)	3,267
Income tax expense	—	2,253

Net (loss) income	$(5,918)	1,014

Dividends on Series B preferred stock	(2,417)	(2,417)

Net loss applicable to common stockholders	$(8,335)	(1,403)

Net loss per common share:
Basic and Diluted	$(0.12)	(0.02)

Weighted average common shares outstanding:
Basic and Diluted	72,405	72,381

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Non-GAAP Financial Measures
Included below is a table that reconciles the quarter-ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to Non-GAAP results. The table reconciles Operating (Loss) Income to Operating (Loss) Income before Depreciation and Amortization and Gain on the Disposal of Assets, net.
UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

	Quarter Ended March 31,		%
	2008	2007	Change
(Amounts in millions)
Operating (Loss) Income	$(2.8)	6.0	(147%)
add back: Gain on the disposal of assets, net	—	—
add back: depreciation & amortization	1.4	1.1

Operating (Loss) Income before Depreciation & Amortization and
Gain on the Disposal of Assets, net	$(1.4)	7.1	(120%)

Operating (Loss) Income before Depreciation and Amortization and Gain on the Disposal of Assets, net, are not measures of performance or liquidity determined in accordance with GAAP in the United States. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. These measures are widely used in the broadcast industry to evaluate a company’s operating performance and are used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income, Net Income (Loss), Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating (Loss) Income before Gain on the Disposal of Assets, net, and Operating (Loss) Income before Depreciation and Amortization and Gain on the Disposal of Assets, net, are not calculated in accordance with GAAP, they are not necessarily comparable to similarly titled measures used by other companies.

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Segment Data
We have two reportable segments: radio and television. The following summary table presents separate financial data for each of our operating segments (in thousands):

	Quarter Ended
	March 31,		Change
	2008	2007	$	%
Net revenue:
Radio	$33,026	36,832	(3,806)	(10%)
Television	3,407	2,105	1,302	62%

Consolidated	$36,433	38,937	(2,504)	(6%)

Engineering and programming expenses:
Radio	$9,916	8,842	1,074	12%
Television	4,738	3,452	1,286	37%

Consolidated	$14,654	12,294	2,360	19%

Selling, general and administrative expenses:
Radio	$17,222	14,223	2,999	21%
Television	2,367	1,684	683	41%

Consolidated	$19,589	15,907	3,682	23%

Operating (loss) income before depreciation and amortization and gain on the disposal of assets, net:
Radio	$5,888	13,767	(7,879)	(57%)
Television	(3,698)	(3,031)	(667)	22%
Corporate	(3,593)	(3,603)	10	(0%)

Consolidated	$(1,403)	7,133	(8,536)	(120%)

Depreciation and amortization:
Radio	$796	726	70	10%
Television	167	142	25	18%
Corporate	399	269	130	48%

Consolidated	$1,362	1,137	225	20%

Gain on the disposal of assets, net:
Radio	$(3)	—	(3)	100%
Television	—	—	—	0%
Corporate	—	—	—	0%

Consolidated	$(3)	—	(3)	100%

Operating (loss) income:
Radio	$5,095	13,041	(7,946)	(61%)
Television	(3,865)	(3,173)	(692)	22%
Corporate	(3,992)	(3,872)	(120)	3%

Consolidated	$(2,762)	5,996	(8,758)	(146%)

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Selected Unaudited Balance Sheet Information and Other Data:

As of March 31,
(Amounts in thousands)	2008

Cash and cash equivalents	$51,174

Total assets	$924,387

Senior credit facilities term loan due 2012	$315,250
Non-interest bearing note due 2009	17,432
SBS Miami Broadcast Center mortgage	7,293
Other debt	521

Total debt	$340,496

Series B preferred stock	$89,932

Total stockholders’ equity	$287,404

Total capitalization	$717,832

	For the Quarter Ended March 31,
(Amounts in thousands)	2008	2007
Capital expenditures	$5,013	2,389

Cash paid for income taxes, net	$10	—